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                                                                   Exhibit 10.13

                                 CONFIDENTIAL
                         BANKCARD MARKETING AGREEMENT

     THIS AGREEMENT, made this 2nd day of April, 1999 (the "Effective Date"), by and between coolsavings.com inc., a Michigan corporation having its principal office at 8755 West Higgins Road, Chicago, Illinois 60631 (the "Company") and FIRST USA BANK, N.A., a national banking association, having its principal offices at Three Christina Centre, 201 North Walnut Street, Wilmington, Delaware, 19801 ("FUSA"), sometimes referred to as the "Parties" and Individually as a "Party".

                                   RECITALS:

     WHEREAS, FUSA desires to offer MasterCard and/or Visa consumer credit cards and related services identified herein to the subscribers and customers of Company (the "Company Users" and/or "Users"), as follows: (i) FUSA issued credit cards; and (ii) credit cards that bear the Company's Marks, as defined herein ("Branded Credit Cards"). All references in this Agreement to "Credit Cards" shall be deemed to refer to all above identified credit cards issued by FUSA and covered by this Agreement (including Branded Credit Cards); and

     WHEREAS, Company desires to issue Branded Credit Cards and Company is willing to promote the offering of all Credit Cards to and among Company Users through its Internet website currently known as http://www.coolsavings.com (the Company Website") and any other Internet websites owned and controlled by the Company, subject to the terms and conditions hereinafter contained; and

     WHEREAS, according to Media Metrix, the Company's number of "unique visitors" for the month of December 1998 was approximately 1,800,000.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

     1.   License to Use Marks.

          (a) During the term of this Agreement, FUSA shall have the right and license to use the current and future respective name, trademarks, servicemarks, copyrights and logo of Company (collectively, the "Marks") solely in connection with FUSA's marketing of Credit Cards to Company Users under this Agreement (the "Program"). Examples of Company's Current Marks are set forth in Exhibit "B" attached hereto. Such right and license is restricted as set forth herein and shall not apply or extend to any other product or service offered by FUSA. Company hereby agrees that the Marks may be used on the Branded Credit Cards as well on merchandise (which has been approved in writing by Company) used to encourage individuals to apply for or use the Credit Cards ("Premiums"). The Parties agree that Company may offer Visa and/or MasterCard as the Bankcard Association for the Branded Credit Cards to be issued pursuant to this Agreement. If the Company elects to discontinue a Bank-card Association relationship after the Bankcard Association has been selected for the Company Branded Credit Card, then, Company shall bear and promptly reimburse FUSA for any additional expenses incurred by FUSA in connection with the discontinuance, except, however, Company shall not be required to reimburse FUSA for such expenses if Company: (1) provides FUSA with at least one hundred and eighty (180) days advance notice of such pending discontinuance;
(ii) permits FUSA to exhaust its existing mailing inventories with respect to the Program; and (iii) does not require FUSA to cancel existing Issued Credit Cards and issue

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replacement Credit Cards which bear the new Bankcard Association. Following termination or expiration of this Agreement, Branded Credit Cards issued during the term hereof may continue to bear the Marks until the normal expiration date thereof. Subject to and consistent with the rules and regulations of Visa or Master Card (as applicable), FUSA shall comply with the standards established by Company with respect to the form of the Marks and their usage.

          (b) During the term of this Agreement, Company shall have the right and license to use the respective name, trademarks, servicemarks, copyrights and logo of FUSA (the "FUSA Marks") solely in connection with the delivery of on-line Impressions Pursuant to Paragraph 4(a), and off-line solicitations pursuant to Paragraph 3(c) of this Agreement. Examples of the current FUSA Marks are set forth in Exhibit "B" attached hereto. Such right and license is restricted as set forth herein and shall not apply or extend to any other use by Company. Company shall comply with the standards established by FUSA with respect to the form of the FUSA Marks and their usage.

          (c) Subject to the foregoing, each of the Parties hereto is and shall remain the owner of all rights in and to its name and logo, as the same now exist or as they may hereafter be modified, including all rights in and to any copyright, trademark, servicemark and/or like rights pertaining thereto. Any and all rights to Company's Marks or the FUSA Marks not herein specifically granted and licensed are reserved to the respective entity. Except as otherwise specifically provided for in Paragraph 1(a) hereof, upon the termination or expiration of this Agreement, all rights conveyed by either Party with respect to the use of either Party's Marks shall cease, and all such rights shall revert to the respective Party. Upon termination or expiration of this Agreement, neither Party shall have any further right to market or to further utilize any promotional materials containing the other Party's Marks. However, nothing contained herein shall require FUSA to cancel any Account (as such term is defined in Paragraph 5(c) below) or to terminate any Credit Card issued in connection with this Agreement.

     2.   Credit Cards to be offered for this Program.

          (a) The Parties shall perform the following obligations by the following deadlines:

               (i) No later than thirty (30) days after the Effective Date, FUSA shall offer and be able to issue Credit Cards, to Company Users.

               (ii) No later than sixty (60) days after the Effective Date, FUSA shall design the Company Branded Credit Card in accordance with the Company's reasonable design criteria and the Company shall have the right to approve the front design of the Company Branded Credit Card to be offered and issued by FUSA to Company Users pursuant to this Program. The Parties agree to utilize their best efforts to design and complete the Company Branded Credit Card within the time frame referenced above.

               (iii) No later than one hundred fifty (150) days after Company has approved the front design of the Company Branded Credit Card, FUSA shall offer and be able to issue the Company Branded Credit Card to Company Users.

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               (iv)  The Parties agree that for a period of one hundred and twenty (120) days after the first day the Company Branded Credit Cards are offered and available to Company Users, only Company Branded Credit Cards (and not other Credit Cards) will be offered on the Company's Website. Thereafter, to afford the best opportunity to maximize the net response rate to offers under this Program. the Company's Website may promote the Company Branded Credit Cards only, Credit Cards only, or both, as determined from time to time by the mutual agreement of the Parties. If the Parties are unable to so agree at any time, then each Party may offer either card alone, or both, under the Program as that Party, deems appropriate.

          (b) The front of the Company Branded Credit Card shall contain the Company's logo and URL Internet address. FUSA reserves the night to designate on the back of the Company Branded Credit Card such information as FUSA, in its sole and absolute discretion, deems appropriate, provided that such information does not materially and adversely effect the Company's reasonable business objectives. FUSA shall have the right to designate on all other Credit Cards issued pursuant to this Agreement, such information as FUSA shall, in its sole discretion, deem appropriate. In the event the Company makes any changes in its Marks after the design of the Company Branded Credit Card, then the Company shall bear and promptly reimburse FUSA for any additional expenses incurred by FUSA in connection with the mutually agreed upon implementation and use of the altered Marks.

          (c) No later than one hundred twenty (120) days after the Effective Date, FUSA shall create (and thereafter operate and host at all times while this Agreement is in effect) a website to process Credit Card applications on-line in the same manner and in the same time frame as is generally made available to other Internet companies for whom FUSA is providing affinity on-line programs, provided that processing applications in such manner does not violate applicable laws or regulations. Subject to the requirements in the prior sentence, the design, operation and hosting of the aforementioned website shall be at FUSA's sole discretion and cost. Company shall provide a link from Company's website whereby Company Users shall be connected to FUSA's Credit Card application vehicle.

     3.   Marketing Promoting and Soliciting Credit Cards.

          (a) Subject to Section 4 below, FUSA shall design and develop, in consultation with the Company, such marketing, promotional and solicitation materials as the Parties deem appropriate to promote the Program among Company Users. FUSA shall submit to Company, for its prior written approval, samples of all marketing. promotion and solicitation materials, printed or otherwise, which FUSA desires to utilize to market the Program among Company Users. Company shall review Such materials and respond to FUSA's requests for approval on a reasonable and timely basis. Approval by Company of any such materials submitted by FUSA for review shall not be unreasonably withheld or delayed. Upon Company's approval of such marketing, promotion and solicitation materials, Company shall reasonably promote and reasonably assist FUSA with the administration of such promotional and solicitation activities. Provided however that, FUSA reserves the right to limit its solicitation materials to those persons deemed by it to be creditworthy in accordance with FUSA's normal credit criteria and credit practices.

          (b) FUSA shall have the right to change the marketing, promotional and solicitation materials at anytime in order to enhance the promotion of the Credit Cards

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subject to obtaining the Company's prior written approval for such changed materials as set forth in subsection 3(a) above, such approval shall not be unreasonably withheld or delayed.

          (c) Upon request by Company and with prior written approval by FUSA. FUSA shall permit Company, subject to reasonable restrictions set forth by FUSA, to directly and indirectly solicit applications for Credit Cards from Company Users (in mediums other than the Internet) without the direct participation of FUSA ("Company Direct Promotions"). Any marketing materials developed by Company must be approved in writing by FUSA prior to distribution by Company, however, any Credit Card applications used for this Program must be supplied to Company by FUSA. Unless otherwise agreed to by FUSA and Company, all expenses associated with Company Direct Promotions shall be borne solely by Company. In the event that FUSA is requested by the Company to provide any materials (including Credit Card applications) to be used in conjunction with a Company Direct Promotion, and FUSA advances monies to pay or such materials. FUSA may thereafter offset such expenditures against the total Marketing Fees and Company Direct Marketing Fees earned by Company pursuant to this Agreement, until payment of the same in full. All materials provided or procured by FUSA for which Company is liable, shall only be provided and/or procured at, and Company shall only be liable for, commercially reasonable prices. All approvals required under this subparagraph 3(c) shall not be unreasonably withheld or delayed.

     4.   Internet Offering of Credit Cards.

          (a) The Parties shall offer Credit Cards to Company Users on the Company Website. The Company shall post Impressions (as defined herein) on the Company Website on an on-going basis as, when, and how deemed appropriate by Company in its sole discretion. An "Impression" is hereby defined as a single advertising exposure opportunity rendered by any banner, button, text link, window, e-mall, "pop-up interstitial, transitional, or other form of Internet advertisement currently existing or developed in the future, which is served by Company on an Internet or Intranet delivery vehicle (including. but not limited to, web pages, e-mails, newsgroup posts, proprietary online service content, on-premise kiosks, and any other Internet or Intranet delivery vehicle currently existing or developed in the future), the purpose of which is to attract Company Users to apply for and/or obtain a Credit Card (or such other credit product or service which may subsequently become covered by this Agreement) via an active link to a FUSA or Company website. Company shall determine the type, content, appearance. and location of all Impressions subject only to FUSA's rights, and Company's obligations, relative to FUSA's Marks set forth in Paragraph 1(b) herein.

          (b) The Company, in the exercise of its reasonable business judgment, shall determine those Internet marketing resources at its disposal to be utilized for this Program in order to produce the maximum response rates based upon the Parties mutual testing, of the Program.

          (c) During each "Quarter" (as such term is defined in Exhibit A attached hereto) of this Agreement (including each Quarter of any, renewal term), provided that FUSA has delivered marketing, promotional and solicitation materials approved by the Company (as set forth above in Section 3)(a)), to Company, or to a third party, selected by FUSA that is responsible for posting Impressions, the Company will satisfy one of the following: (i) posting (or making available the opportunity to post, if posting is to be done by a third party selected BY FUSA) of not less than five million (5.000,000) Impressions on the Company 's Website: or (ii) twenty five thousand (25,000) "Click Thrus" (as such term is defined herein). A "Click Thru" is hereby defined as the activation of a link in an

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Impression to transport the Company User to a FUSA or the Company Website
(whether in the same browser window, within a different currently open browser window, or within a newly initiated "pop up" browser window), wherein the Company User may apply for and/or obtain a Credit Card (or such other credit product or service which may subsequently become covered by this Agreement). The Parties agree that at the end of each Quarter during the Initial Term and any renewal term, FUSA and the Company will meet to review the year-to-date performance of the Program. The Company acknowledges and agrees that the Company's provision of these Impressions and/or the Click Thrus is material to FUSA's decision to enter into this transaction with the Company and that a failure to post (or the opportunity to post, as the case may be) the number of Impressions or the Click Thrus described herein, in any given Quarter may, at FUSA's sole discretion, be deemed and declared a default under Section 14(c) of this Agreement.

          (d) Notwithstanding anything contained in this Agreement which can be construed to the contrary, the Parties agree that the Company shall have the right to make any reasonably necessary changes in the types of marketing, promotional and solicitation materials to be offered through the Company Website for the purpose of maintaining the integrity of the Company's Marks, or ensuring that the material complies with: (i) the Company's commercially reasonable content and advertising guidelines; (ii) reasonable restrictions imposed upon the Company by third parties as a result of contracts that pre-exist this Agreement; (iii) quality standards required to protect the Company's goodwill; and/or (iv) ensuring the Company's compliance with applicable laws governing the Company's business.

     5.   Issuance of Credit Cards.

          (a) FUSA shall issue Credit Cards, in accordance with FUSA's standard consumer Credit Card Issuing policies and credit practices, to Company Users who apply and who are approved for a Credit Card. All decisions concerning the creditworthiness of any potential Company User shall be made at the sole discretion of FUSA.

          (b) Credit Card(s) issued by FUSA pursuant to the Program shall be governed by terms of cardmember agreement to be entered into between such person and FUSA. Such cardmember agreement shall specify that the laws of the State of Delaware, and as applicable, federal law, shall govern the terms and conditions of such Account and the extension of credit by FUSA to the cardmember. FUSA shall have the right to amend such cardmember agreements at any time in accordance with applicable law. Notwithstanding the forgoing, FUSA shall continue to offer competitive Credit Card pricing to Company Users throughout the term of this Agreement. Such pricing shall be comparable to that which is generally offered in other agreements which are in effect between FUSA and other like Internet companies for whom FUSA is providing on-line affinity programs with like financial terms. Company hereby acknowledges that such pricing is represented by a combination of items including, but not limited to, fees and royalties paid to such other Internet companies.

          (c) Company shall not possess any ownership interest in Credit Cards issued and accounts established pursuant to this Agreement (the "Accounts"). In addition, any and all outstanding balances with respect thereto (including, without limitation, all amounts owing for the payments of goods and services, periodic finance charges, late and other charges) and all records developed and retained by FUSA in connection therewith shall be the sole property of FUSA or its assigns and Company shall have no rights or interests therein.

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          (d)  FUSA further reserves the right to communicate information to the cardmember, which it normally sends its other cardmembers and does not utilize the Company's name or logo, without having to obtain the prior approval of Company.

     6.   Fees.

          (a) During the term of this Agreement (including any renewal terms as provided in Paragraph 13 hereof) FUSA shall pay to Company certain Marketing Fees, Company Direct Marketing Fees and Sales Royalties (collectively, the "Fees") as set forth on Exhibit A attached hereto.

          (b) Notwithstanding any of the above, FUSA shall not be obligated to pay to Company any duplicate Marketing Fees or Company Direct Marketing Fees described in items 1 and 2 on Exhibit A in the event that the Account on which such fees are calculated represents a "substitute" Account. A "substitute" Account is hereby defined as an Account which is established by one or more cardmembers on such Account, to replace the existing Account (thereby canceling the existing Account), for any reason whatsoever.

          (c) FUSA shall provide Company with a reconciliation report within forty-five (45) days following the end of each calendar quarter setting forth the amount of Fees earned by Company during such calendar quarter. For Marketing Fees and Direct Marketing Fees, said report shall identify those Accounts opened on-line, those Accounts opened pursuant to a 1-800 telephone number obtained from the Company's Website, such other sites as are mutually agreed upon by the Parties, pursuant to an on-line marketing program of the Company or a Click Thru, and those Accounts opened off-line as a result of Company's efforts pursuant to Section 3(c) herein. For Sales Royalties, said report shall set forth the Net Retail Sales on all Company Branded Credit Card Accounts during the previous quarter. Any Fees owed to Company and payable pursuant to the terms of this Paragraph 6 shall be paid to Company within forty-five (45) days following the end of such calendar quarter.

          (d) FUSA's obligation to pay any of the aforementioned Fees to the Company shall cease immediately upon the termination or expiration of this Agreement for any reason whatsoever, provided that such Fees shall be reconciled and paid to the effective date of termination or expiration.

     7.   Audit Rights.

          (a) FUSA, by its duly authorized agents and/or representatives, shall have the right, at its expense, upon ten (10) days advance written notice to Company, during Company's normal business hours only, to audit such books, documents and other material reasonably necessary to confirm Company's performance of its obligations under this Agreement. All such audits shall be performed at Company's offices unless otherwise agreed to in writing by Company. FUSA shall be entitled to make copies of such books, documents and other material, subject to the confidentiality provisions of Paragraph 11 herein, such security procedures as Company may reasonably impose, and subject to such limitations as may be required under applicable rules, regulations or statutes governing the conduct of Company's business.

          (b) Company, by its duly authorized agents and/or representatives, shall have the right to annually, at its expense, upon ten (10) days advance written notice to FUSA, during FUSA's normal business hours only, audit such books, documents and other material reasonably necessary to confirm FUSA's performance of its obligations

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under this Agreement, including but not limited to the books and records of FUSA necessary to confirm the amounts of any Fees due to Company under this Agreement. All such audits shall be performed at FUSA's offices unless otherwise agreed to in writing by FUSA. Company shall be entitled to make copies of such books, documents and other material, subject to the confidentiality provisions of Paragraph 11 herein, such security procedures as FUSA may reasonably impose, and subject to such limitations as may by required under applicable rules, regulations or statutes governing the conduct of FUSA's business. In the event any such audit reveals a shortfall in any payment owing to Company, then FUSA shall promptly pay such shortfall amount to Company. Further, should any such shortfall exceed ten percent (10%) of the proper amount due for the period audited, then in addition to paying the amount of the shortfall, FUSA shall promptly reimburse Company for all reasonable costs paid by the Company of the audit. Provide however, in no event shall FUSA be obligated to reimburse Company in excess of one thousand ($1,000) dollars annually for the reasonable audit fees incurred by the Company in the above described situation.

     8. Cardmember Statements and Data Profiling.

          (a) FUSA shall include, at FUSA's cost, Company's name, logo, and URL address on all Company Branded Credit Card statements of account ("Account Statements"). Subject to reasonable space, weight, size, content, and scheduling restrictions (which in no event shall be materially different than those imposed by FUSA upon other third parties seeking inserts or statement messages), and upon FUSA's prior review and approval (which approval shall not be unreasonably withheld or delayed), the Company may periodically include informational inserts and/or statement, messages in the Account Statements. Notwithstanding the foregoing and subject to the operation constraint listed above as well as regulatory requirements, FUSA hereby agrees that the Company shall be entitled to a minimum of twelve (12) inserts or equivalent statement messages or substitute promotions in Account Statements, each year while this Agreement is in effect.

          (b) In the event any insert exceeds FUSA's Usual and customary weight standard for an insert such that it will increase the postal expense incurred by FUSA to mail such insert with the statements, then FUSA shall inform Company in advance, and provided Company agrees to reimburse FUSA for such incremental postage expense, FUSA will include such insertion.

          (c) For every twenty thousand (20,000) new Accounts opened pursuant to this Program, the Company, shall be entitled to one million (1,000,000) inserts or equivalent statement messages or Substitute promotions (collectively "Inserts") advertising the Company Website in the monthly statements of account of FUSA cardmembers who are not Company Branded Credit Card holders (i.e. statements other than Account Statements). FUSA shall include such Inserts in said Statements of account upon request by the Company, subject only to reasonable operational constraints upon FUSA and prohibitive contractual provisions in Agreements between FUSA and third parties. The Inserts shall not market any credit card, charge card, stored value card, credit card-type unsecured and/or secured cards, revolving, line of credit, and/or card enhancement product during the term of this Agreement, and any Renewal Term except as otherwise permitted hereunder. The Company shall, at its own expense, supply any such Inserts and shall reimburse FUSA, at cost, for charters, if any, incurred for including such Inserts in the billing statements.

          (d) Subject to any Force Majeure occurrence, FUSA agrees to use commercially reasonable efforts to meet the customer service standards for the Program.
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The customer service standards for the Program shall be comparable to the customer service standards applied to credit card accounts that FUSA owns or that FUSA manages for similarly situated programs. Provided however, at a minimum FUSA shall administer Account services in accordance with the basic servicing standards established herein and incorporated as Exhibit "C" of this Agreement ("Account Servicing Standards"). FUSA agrees to share all applicable monthly and/or quarterly reports (or such other reports as may be mutually agreed) with Company outlining the customer service statistics regarding the Program Account holders.

     9.  Records and Reports.

          (a) During the term of this Agreement, FUSA agrees that it will maintain accurate records with respect to (i) Net Retail Sales (as defined in Exhibit A), (ii) all Accounts established under this Agreement, and (ii) all other obligations of FUSA under this Agreement. In addition to Company's audit rights under Paragraph 7 herein, such records shall be open for inspection by representatives of Company at reasonable times upon reasonable advance notice, provided that any inspection shall be subject to such security procedures as FUSA may reasonably impose and subject to such limitations as may be required under applicable rules, regulations or statutes governing the conduct of FUSA's business.

          (b) During the term of this Agreement, Company agrees that it will maintain accurate records with respect (i) Impressions delivered; (ii) the number of monthly Click Thrus; and (iii) all other obligations of Company under this Agreement. In addition to FUSA's audit rights under Paragraph 7 herein, such records shall be open for inspection by representatives of FUSA at reasonable times, upon reasonable advance notice, provided that any inspection shall be subject to such security procedures as Company may reasonably impose and subject to such limitations as may be required under applicable rules, regulations or statutes governing the conduct of Company's business.

          (c) Within forty-five (45) days after the end of each Quarter under this Agreement, FUSA shall (to the extent permitted by the Fair Credit Reporting
Act) provide Company with general demographic information regarding Company Branded Credit Card holders. Further, at all times while this Agreement is in effect, FUSA shall provide the Company with on-going full access via the Internet to VisaView (or other like marketing data sources for other general Account holder information) and the ability to download the aggregate information relating to: (i) the number and amount of merchant transactions on Company Branded Credit Card Accounts, and (ii) such other reasonable information that is customarily available from VisaView (or other like marketing data sources for other general Account holder information). Provided however, that the foregoing shall not require the dissemination of information that would result in FUSA being classified as a credit reporting agency or result in the violation by FUSA of any privacy law.

     10. Relationship. Nothing in this Agreement is intended to or shall be construed to constitute or establish an agency, joint venture, partnership or fiduciary relationship between the Parties, and neither Party shall have the right or authority to act for or on behalf of the other Party.

     11.  Confidentiality.

          (a) The Parties acknowledge and agree that the terms of this Agreement and all information which is (i) proprietary to a Party, and (ii) provided to or in connection with a Party's performance under this Agreement, and (iii) marked "CONFIDENTIAL" at

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the time of tender to the other Party, shall be considered confidential and proprietary information ("Confidential Information") and shall not be disclosed to any third party without the prior written consent of the Party providing the Confidential Information ("Disclosing Party"), except as provided in Section 11
(b). Confidential Information may include, without limitation: (1) names, addresses, and demographic, behavioral, and credit information relating to FUSA cardmembers or potential FUSA cardmembers; (ii) marketing materials, strategies and targeting methods; (iii) business objectives, assets and properties; and
(iv) programming techniques and technical, developmental, cost and processing information. Notwithstanding the forgoing, Confidential Information shall not include information relative to Credit Card holders or other FUSA cardmembers wherein such information is used in any manner which does not reveal the identity of the individual cardmember to a third party (e.g. demographical reports, statistical analyses, targeted marketing).

          (b) The Party receiving such Confidential Information ("Receiving Party") shall use Confidential lnformation only for the purpose of performing the terms of this Agreement and shall not accumulate in any way or make use of Confidential Information for any other purpose. The Receiving Party shall not disclose the Confidential Information to any third party without the prior written consent of the Disclosing Party, except for its employees, agents, and subcontractors who: (i) need to know such Confidential Information to perform the Receiving Party's obligations or enforce the Receiving Party's rights under this Agreement; and (ii) agree to be bound by the provisions of this Section.

          (c) The obligations with respect to Confidential Information shall not apply to Confidential Information that: (i) either Party or its personnel already know at the time it is disclosed as shown by their written records;
(ii) is publicly known without breach of this Agreement; (iii) either Party received from a third party authorized to disclose it without restriction; (iv) either Party, its agents or subcontractors, developed independently without use of Confidential Information; or (v) either Party is required by law, regulation or valid court or governmental agency order to disclose, in which case the Party receiving such an order must give notice to the other Party, allowing them to seek a protective order.

          (d) Each Party agrees that any unauthorized use or disclosure of Confidential Information may cause immediate and irreparable harm to the Disclosing Party for which money damages may not constitute an adequate remedy. In that event, each Party agrees that injunctive relief may be warranted in addition to any other remedies the Disclosing Party may have. In addition, the Receiving Party agrees promptly to advise the Disclosing Party in writing of any unauthorized misappropriation, disclosure or use by any person of the Confidential Information which may come to its attention and to take all steps at its own expense reasonably requested by the Disclosing Party to limit, stop or otherwise remedy any misappropriation, disclosure or use by its own representatives, agents or employees.

          (e) Upon either Party's demand, or upon the termination or expiration of this Agreement, the Parties shall comply with each other's reasonable instructions regarding the disposition of Confidential Information which may include return of any and all Confidential Information (including any copies or reproductions thereof). Such compliance shall be certified in writing, including a statement that no copies of Confidential Information have been kept. Provided however, nothing contained herein shall be construed to require the Company to return any data relative to Credit Card holders or other FUSA cardmembers stored in the Company's data warehouse which cannot be used by a third party to discover the identity of the individual holder/cardmember.

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          (f) Except as necessary for its performance under this Agreement, neither Party shall use the name of the other Party, its affiliates or subsidiaries, in connection with any representation, solicitation, promotion, sales or marketing publication or advertisement, without the prior consent of the other.

          (g) Except as may be required by law, regulation or any Governmental Authority, neither Party, nor any of its affiliates, shall issue a press release or make any similar public announcement related to the transactions contemplated by this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. The Parties shall use their best efforts to agree upon and issue a press release within thirty (30) days of the Effective Date of this Agreement.

          (h) The obligations of this Paragraph 11 shall survive the termination or expiration of this Agreement for a period of two (2) years.

     12. Representations and Warranties.

          (a) FUSA represents and warrants that: (i) it is a national banking association duly organized, valid1y existing and in good standing under the laws of the United States and (ii) the execution and delivery by FUSA of this Agreement, and the performance by FUSA of the transactions contemplated hereby, are within FUSA's corporate powers, have been duly authorized by all necessary corporate action, do not require any consent or other action by or in respect of, or filing with, any third party or governmental body or agency (other than informational filings required by MasterCard or Visa), and do not contravene, violate or conflict with, or constitute a default under, any provision of applicable law or regulation or of the charter or by-laws of FUSA or of any agreement, judgment, injunction, order, decree or other instrument binding upon FUSA; (iii) it is not currently aware of any claims, and is not currently involved in any litigation, challenging FUSA's ownership of the FUSA Marks that would materially effect FUSA's obligations pursuant to this Agreement; (iv) it is not aware of any claims, and is not currently involved in any litigation, challenging FUSA's access to the Web and/or the Internet and/or its hosting and operation of its "instant credit approvals" on its website that would materially effect FUSA's ability to perform pursuant to this Agreement; and
(v) it has the right, power and authority to execute this Agreement and act in accordance herewith.

          (b) Company represents and warrants that it is a Michigan corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Company further represents and warrants that (i) the execution and delivery by Company of this Agreement, and the performance by Company of the transactions contemplated hereby, are within Company's powers, have been duly authorized by all necessary action, do not require any consent or other action by or in respect of, filing with, any third party or any governmental body or agency, and do not contravene, violate or conflict with, or constitute a default under, any provision of applicable law, regulation, or under any governing documents, charter or bylaw, or any agreement, judgment, injunction, order, decree or other instrument binding on Company; (ii) it is not currently aware of any claims, and is not currently involved in any litigation, challenging Company's ownership of the Marks; (iii) it is not aware of any claims, and is not currently involved in any litigation, challenging Company's access to the Web and/or the Internet; and (iv) it has the right, power and authority to execute this Agreement and act in accordance herewith.

          (c) EXCEPT AS SPECIFIED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT AND HEREBY

DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE REGARDING SUCH SUBJECT MATTER. THE FOREGOING WAIVER SHALL NOT BE CONSTRUED TO LIMIT OR PROHIBIT EITHER PARTY HEREUNDER FROM PURSUING THE REMEDIES SET FORTH ELSEWHERE IN THIS AGREEMENT OR AS OTHERWISE AVAILABLE AT LAW OR IN EQUITY FOR A BREACH BY THE OTHER PARTY HEREUNDER OF ANY CONTRACTUAL OBLIGATION UNDER THIS AGREEMENT.

     13. Release and Indemnification.

          (a) FUSA shall not be responsible in any way for any misrepresentation, negligent act or omission or willful misconduct of Company, its affiliates, officers, directors, agents, or employees in connection with the entry into or performance of any obligation of Company under this Agreement. Further, Company shall indemnify, defend and hold FUSA harmless from and against all claims, actions, suits or other proceedings, and any and all losses, judgments, damages, expenses or other costs (including reasonable counsel fees and disbursements), arising from or in any way relating to (i) any actual or alleged violation or inaccuracy of any representation or warranty of Company contained in Paragraph 12 above, (ii) any actual or alleged infringement of any trademark, copyright, trade name or other proprietary ownership interest resulting from the use by FUSA of the Marks of Company as contemplated by this Agreement, and (iii) any negligent act or omission or willful misconduct of Company or its directors, officers, employees, agents or assigns in connection with the entry into or performance of this Agreement.

          (b) Company shall not be responsible in any way for any misrepresentation, negligent act or omission or willful misconduct of FUSA, its affiliates, officers, directors, agents, or employees in connection with the entry into or performance of any obligation of FUSA under this Agreement. Further, FUSA shall indemnify, defend and hold Company harmless from and against all claims, actions, suits or other proceedings, and any and all losses, judgments, damages, expenses or other costs (including reasonable counsel fees and disbursements), arising from or in any way relating to (i) any actual or alleged violation or inaccuracy of any representation or warranty of FUSA contained in Paragraph 12 above, (ii) any actual or alleged infringement of any trademark, copyright, trade name or other proprietary ownership interest resulting from the use by Company of the FUSA Marks as contemplated by this Agreement, (iii) any act or omission of FUSA in connection with the issuance of Credit Card(s) and/or the administration of Credit Card Accounts which constitutes a violation of the laws of the State of Delaware or any federal or state banking or consumer credit laws or regulations, and (iv) any negligent act or omission or willful misconduct of FUSA or its directors, officers, employees, agents or assigns connection with the entry or performance of this Agreement.

          (c) EXCEPT AS SPECIFIED IN THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

     14.  Term/Termination.

          (a) Subject to any termination pursuant to subparagraphs 14(b), (c),
(d). (e), (f), (a), (h), and (i) below, this Agreement shall be effective as of the Effective Date and shall continue for an initial term of five (5) years (the "Initial Term"). Following the Initial Term, this Agreement shall be automatically renewed for successive renewal terms of three (3) years each unless. at least one hundred and eighty days (180) days prior to the expiration of the Initial Term or the then current renewal term, either Party shall have notified the other in writing of its decision not to renew this Agreement. If the terms hereof are to be amended in connection with any renewal, an appropriate addendum shall be added hereto reflecting, as applicable, the revised terms hereof.

          (b) Should: (i) the Company fail to earn an amount in any Quarter greater than or equal to the amount of the Advance paid to it by FUSA for such Quarter (a "Quarterly Advance Shortfall"); and (ii) the Company failed to cure such Quarterly Advance Shortfall in the ensuing two (2) consecutive Quarters by earning an amount equal to the applicable Quarterly Advance Shortfall from monies earned in excess of the Advance (for either or both of the ensuing two
(2) consecutive Quarters (essentially, a Surplus as defined within Exhibit A) then, FUSA may, in its sole and absolute discretion, terminate this Agreement, effective seven (7) days after written notice to the Company. Provided however, in no event, shall FUSA's right to terminate hereunder be exercisable before the earlier of either: (x) one (1) year after the first marketing effort for the Company Branded Credit Cards. or (y) eighteen (18) months after the Effective Date. Notwithstanding the preceding sentence, if Company has in the interim cured the default which led to the unexersizable right before the right can be exercised, then, FUSA shall have no right to terminate as a result of such default.

          (c) If there is a material default by either Party in the performance of the terms and conditions of this Agreement, and such default shall continue for a period of thirty (30) days after receipt by the defaulting Party of written notice thereof from the non-defaulting Party (setting forth in detail the nature of such default), then this Agreement shall terminate at the option of the non-defaulting Party as of the thirty-first (31st) day following the receipt of such written notice. If, however, the default cannot be remedied within such thirty (30) day period, such time period shall be extended for an additional period of not more than thirty (30) days, so long as the defaulting Party has notified the non-defaulting Party in writing and in detail of its plans to initiate substantive steps to remedy the default and diligently thereafter pursues the same to completion within such additional thirty (30) day period.

          (d) This Agreement shall be deemed immediately terminated, without the requirement of further action or notice by either Party, in the event that either Party, or a direct or indirect holding company of either Party, shall become subject to: (i) voluntary bankruptcy, insolvency, receivership, conservatorship or like proceedings; or (ii) involuntary bankruptcy, insolvency, receivership, conservatorship or like proceedings, (including, but not limited to, the takeover of such Party by the applicable regulatory agency) pursuant to applicable state or federal law, which is not discharged within sixty (60) days.

          (e) In the event that any material change in any federal, state or local law, statute, operating rule or regulation, or any material change in any operating rule or regulation of MasterCard or Visa makes the continued performance of this Agreement under the then current terms and conditions unreasonably and unduly burdensome, then FUSA shall have the right to terminate this Agreement upon ninety (90) days advance written notice to Company. Such written notice shall include a detailed explanation and evidence of the unreasonable burden imposed as a result of such change. The Parties agree that if the material change can be cured and in FUSA's sole and absolute discretion, the cure is economically viable, then the Parties shall work together to cure the condition. If the condition is not cured within thirty (30) days, then, FUSA shall have the right to terminate this Agreement upon ninety (90) days written notice.

          (f) In the event that any representation or warranty of a Party set forth in Paragraph 12 of this Agreement shall prove to be untrue, then the other Party shall have the right to immediately terminate this Agreement and all of its obligations contained herein effective seven (7) days after written notice to the other Party.

          (g) In the event that Company enters into any merger, acquisition, agreement, transfer of control or sale of substantially all of its assets to, or any similar transaction with, (a) any competitor of FUSA or any entity that owns a competitor FUSA, or (b) any entity that due to its products, services and/or reputation creates a demonstrable and material conflict of interest for FUSA, then, FUSA shall have the right to terminate this Agreement effective thirty (30) days after written notice to Company.

          (h) In the event that (i) the number of registered Users on the Company's Website decreases to one million (1,000,000) or less, or (ii) Company divests itself of its on-line business(es), then FUSA shall have the right to immediately terminate this Agreement and all of its obligations contained herein effective seven (7) days after written notice to Company.

          (i)  Upon termination or expiration of this Agreement:

               1. Each Party shall promptly return to the other Party all marketing materials that have been supplied to such Party by the other Party;

               2. All Accounts which have been opened pursuant to the terms hereof, together with all Accounts for which applications have been received but not yet processed by FUSA as of the effective date of such termination or expiration, shall remain the sole and exclusive property of FUSA;

               3. FUSA shall have the right, but not the obligation, to issue credit cards in its own name and without any reference to Company on such credit cards, to cardmembers holding Credit Cards pursuant to this Agreement and to applicants whose applications are received after the effective date of such termination or expiration,

               4. all monies payable to Company under this Agreement (including, but not limited to, the Fees pursuant to items 1, 2, and 3 of Exhibit A earned through the effective date of termination or expiration) shall be reconciled and paid to Company by FUSA within thirty (30) days of the effective date of termination or expiration (the "Reconciliation Amount").

               5. If this Agreement is terminated by Company due to an uncured material default by FUSA, or by either Party's election not to renew this Agreement, then Company shall not be required to remit to FUSA any unearned portion of any Advance as of the effective date of termination or expiration (and FUSA shall not be entitled to any credit for such amount in the determination of the Reconciliation Amount).

                6. If this Agreement is terminated by FUSA pursuant to subsection 14(c), (d), (f), (g) or (h) above, then the Company shall be required to remit to FUSA any "Overpayment" of Advances as of the effective date of termination, if any. "Overpayment" is hereby defined as:
                     (i) the total amount of the Advances paid by FUSA to the Company; minus (ii) the number of Accounts opened each Quarter multiplied by $50.

                7. If this Agreement is terminated by FUSA pursuant to subsection 14(b) above, then the Company shall be required to remit to FUSA any Overpayment of Advances as of the effective date of termination or expiration, if any. Notwithstanding the foregoing, the Parties agree that if FUSA terminates as a result of Section 14(b) above, that the Advances paid in the 1st and 2nd Quarters of the 1st year of this Agreement, shall not be subject to any adjustment, reconciliation, or repayment obligation of the Company upon termination.

                8. If this Agreement is terminated by FUSA pursuant to subsection 14(e) above, then the Company shall not be required to remit to FUSA any Overpayment of Advances as of the effective date of termination.

               9. If this Agreement is properly terminated by FUSA as permitted by, and in accordance with, the terms of this
                     Section 14, then the payment of any and all future Advances shall immediately cease.

     15.    Exclusivity.

     (a) During the term of this Agreement, FUSA shall have the exclusive right to perform the credit card services contemplated by this Agreement, and Company agrees that during the term hereof it shall not, by itself or in conjunction with others, directly or indirectly, offer, advertise, promote, endorse, or enter into any agreement with others for the provision of, credit cards, charge cards or credit card related products or services (i.e. Credit Card protection insurance, Credit Card disability insurance) on the Company Website. For the purposes of this Agreement, providing advertising and/or sponsorships for American Express shall not be construed a breach of this provision so long as the marketing services provided to American Express do not include: (i) the ability to complete an application on the Company Website for a consumer card product with any Company User; or (ii) an endorsement by the Company. The term "Endorsement" as used in this Agreement is intended to portray a situation where the Company states a preference towards one provider versus the other.

     (b) FUSA shall also have a right of first refusal to enter into an agreement with the Company, on the same terms and conditions offered to the Company by a third party, to promote any debit cards to Company Users via the Company Website. The Company shall provide FUSA with a copy of any such offer it intends to accept with a third party, and FUSA shall have thirty (30) days from the date of receipt thereof to either (i) decline to exercise its right of first refusal or (ii) to exercise its right of first refusal and execute a commercially reasonable agreement with the Company upon the same material terms and conditions as those contained in the offer. The failure of the Company and FUSA to execute such agreement within said thirty (30) day period shall entitle the Company to enter into an agreement with the third party upon the same material terms and conditions contained in the offer. Provided however, if the Company does not execute an agreement with the third party within ninety (90) days after it (x) receives notice of FUSA's decision to decline to exercise its right of first refusal, or (y) the expiration of the thirty (30) day right of first refusal period, whichever occurs first, then FUSA's right of first refusal shall be reinstated as to that product(s) which was the subject matter of the offer.

     (c) The Company agrees that if it elects to accept bids for the promotion or utilization of any stored value cards through the Company Website, that, the Company shall notify FUSA and FUSA shall have the right to submit a bid to for the stored value card program. Provided however, the decision to enter into, and with whom to enter into, the agreement for a stored value card shall be made by the Company in its sole and absolute discretion.

     (d) Notwithstanding the foregoing, the Company may accept advertising and sponsorships from Visa and MasterCard or other bankcard associations or similar entities provided that such advertising or sponsorship does not result in the Company endorsing or providing credit cards, charge cards, stored value card, debit cards, or any credit or charge card related product or service, to which FUSA has any exclusive rights or unexpired/unwaived rights of first refusal under this Agreement.

     16. Non-Competition. With respect to all Accounts established pursuant to this Agreement, the Company agrees that neither the Company nor any entity which the Company controls shall by itself or in conjunction with others, directly or indirectly, during the term of this Agreement (including any Renewal Term) and for a period of one (1) year following the termination or expiration of this Agreement for any reason whatsoever, specifically target any offer of a credit card or credit card related product to cardmembers possessing an Account. Nothing to the contrary withstanding, the Company may, after termination or expiration of this Agreement, offer current Account holders the opportunity to participate in another credit card program promoted by the Company, provided that: (i) the Company does not specifically target Account holders only, or because they are Account holders (i.e. the Company may target Account holders as a part of a general solicitation to Company Users); and
(ii) no existing Account holder is directly or indirectly identified as a cardmember of FUSA, or offered incentives different from that offered to the other Company Users included in the general solicitation.

     17. Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be delivered either by personal delivery; by telex, telegram, mailgram or telecopy; by nationally recognized overnight courier service; or by certified or registered mail, return receipt requested, addressed as follows:

          If to FUSA, to:

               FIRST USA BANK
               Three Christina Centre
               201 North Walnut Street
               Wilmington, DE 19801
               Attention:    Kurt Campisano
                             Senior Vice President

               with a copy to:
                             General Counsel
               facsimile:    302-884-8361

          If to Company, to:

               COOLSAVINGS.COM
               8755 West Higgins Road
               Chicago, Illinois 60631
               Attn:  Jonathan Smith
                      Vice President
               Facsimile: (773) 693-1311

          with copies to:

               Golden & Gorman, P.C.
               255 E. Brown St. Suite 110
               Birmingham, MI 48009
               Attn: Douglas J. Golden
               Facsimile: (248) 433-1014

or to such other person or address as either Party shall have previously designated to the other by written notice given in the manner set forth above. Notices shall be deemed given one day after sent, if sent by telex, telegram, mailgram, telecopy or by overnight courier; when delivered and receipted for, if hand delivered; or when receipted for (or upon the date of attempted delivery where delivery is refused) if sent by certified or registered mail, return receipt requested. Where notice requires a response in ten (10) or less business days, the notice should be sent by hand delivery or telecopy.

     18. Entire Agreement/Amendment. This Agreement, including exhibits, constitutes the entire understanding between the Parties with respect to the subject matter, and supersedes all prior written and oral proposals, understandings, agreements and representations, all of which are merged herein. No amendment or modification of this agreement shall be effective unless it is in writing and executed by all of the Parties hereto.

     19. Non-Waiver of Default. No waiver under this Agreement shall be effective unless it is in writing and executed by all of the Parties hereto. The failure of either Party to insist, in any one or more instances, on the performance of any terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term or condition, and the obligations of the non-performing Party with respect thereto shall continue in full force and effect.

     20. Severability. In the event that any provision of this Agreement shall, for any reason, be deemed to be invalid and unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

     21. Alternative Dispute Resolution. Company and FUSA hereby waive their rights to resolve disputes through any court proceeding or litigation and acknowledge that all disputes shall be resolved Pursuant to Paragraphs 22 and 23 below, except, notwithstanding the terms of Paragraphs 22 and 23: (i) equitable relief may be immediately sought pursuant to Paragraph 11 from any court of competent jusrisdiction; and (ii) any award rendered in any arbitration pursuant to this Agreement may be enforced in a court of competent jurisdiction. Both Parties represent to the other that this waiver is made knowingly and voluntarily after consultation with and upon the advice of counsel and is a material part of this Agreement.

     22. Informal Dispute Resolution. Any controversy or claim between Company, on the one hand, and FUSA on the other hand, arising from or in connection with this Agreement or the relationship of the Parties under this agreement whether based on contract, tort, common law, equity, statute, regulation, order or otherwise ("Dispute") shall be attempted to be resolved as follows:

          (a) Upon the written request to negotiate the Dispute of either Company, on the one hand, or FUSA on the other hand, a duly appointed representative(s) of each party will meet for the purpose of attempting to resolve such Dispute. Said meeting shall be in person or by telephone, at a mutually convenient time, but in no event later than seven (7) days after the written request is deemed received pursuant to Paragraph 17 herein. Should they be unable to resolve the Dispute, an executive representative of Company will meet with FUSA's Executive Vice President of Marketing (the "Executives") in an effort to resolve the Dispute. Said meeting shall be in person or by telephone, at a mutually convenient time, but in no event later than seven (7) days after the aforementioned meeting, between the other duly appointed representatives.

          (b) The Executives shall meet as often as the Parties agree to discuss the problem in an effort to resolve the Dispute without the necessity of any formal proceeding pursuant to Paragraph 23.

          (c) Formal proceedings pursuant to Paragraph 23 for the resolution of a Dispute may not be commenced until the earlier of:

               i. the Parties concluding in good faith that amicable resolution through the procedures set forth in subparagraphs (a)-(b) hereof does not appear likely; or

               ii. the expiration of a thirty-five (35) day period immediately following the initial written request to negotiate the
                   Dispute:

provided, however, that this Paragraph will not be construed to prevent a Party from Instituting formal proceedings earlier to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors or to seek temporary or preliminary injunctive relief. The commencement of a proceeding pursuant to this provision does not relieve a Party, from the executive consultation requirement contained in this Paragraph.

     23.  Arbitration.

          (a) If the Parties are unable to resolve any Dispute as contemplated above, such Dispute shall be submitted to mandatory and binding arbitration at the election of either Company, on the one hand, or FUSA on the other hand (the "Disputing Party"). The arbitration shall be pursuant to the Commercial Arbitration Rules of the American Arbitration Association ("AAA").

          (b) To initiate arbitration, the Disputing Party shall notify the other Party, in writing (the "Arbitration Demand") with a copy to AAA, which shall (i) describe in reasonable detail the nature of the Dispute, (ii) state the amount of the claim, and, (iii) specify the requested relief. Within fifteen (15) days after the other Party's receipt of the Arbitration Demand, such other Party shall file and serve on the Disputing Party a written statement responding to the claims set forth in the Arbitration Demand as well as including any affirmative defenses of such Party; asserting any and all counterclaims, which shall counterclaim shall describe in reasonable detail the nature of the Dispute relating to the counterclaim, state the amount of the counterclaim, and specify the requested relief.

          (c) If the amount of the controversy set forth in either the claim or counterclaim is less than $100,000, then the matter shall be resolved by a single Arbitrator selected pursuant to the rules of the AAA.

          (d) If the amount of the controversy set forth in either the claim or counterclaim is equal to or exceeds $100,000, then the matter shall be resolved by a panel of three arbitrators (the "Arbitration Panel") selected pursuant to the rules of the AAA. Decisions of a majority of the members of the Arbitration Panel shall be determinative.

          (e) The arbitration hearing shall be held in such neutral location as the Parties may mutually agree or, if they cannot agree, Wilmington, Delaware. The Arbitrator or Arbitration Panel is specifically authorized in proceeding pursuant to subparagraph (d) to render partial or full summary judgment as provided for in the Federal Rules of Civil Procedure. Unless otherwise agreed by the Parties, partial or full summary judgment shall not be available in proceedings pursuant to subparagraph (c) above. In the event summary judgment or partial summary judgment is granted, the non-prevailing Party may not raise as a basis for a motion to vacate an award that the Arbitrator or Arbitration Panel failed or refused to consider evidence bearing on the dismissed claim(s) or issue(s). The Federal Rules of Evidence shall apply to the arbitration hearing. The Party bringing a particular claim or asserting an affirmative defense will have the burden of proof with respect thereto. The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings which would otherwise be subject to the confidentiality provisions of Paragraph 11 herein shall remain subject to said provisions. The Arbitration Panel will have no power or authority, under the Commercial Arbitration Rules of the AAA or otherwise, to relieve the Parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement, including, without limitation, the provisions of this Paragraph.

          (f) Should an Arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Paragraph, the Arbitrator shall be replaced pursuant to the rules of the AAA. If an Arbitrator is replaced after the arbitration hearing has commenced, then a rehearing shall take place in accordance with this Paragraph and the Commercial Arbitration Rules of the AAA.

                (g) Within fifteen (15) days after the closing of the arbitration hearing, the Arbitrator or Arbitration Panel will prepare and distribute to the Parties a writing setting forth the Arbitrator's or Arbitration Panel's findings of fact and conclusions of law relating to the Dispute, including the justification for the granting or denying of any award.

                (h) The Arbitrator or Arbitration Panel is instructed to schedule promptly all discovery and other procedural steps and otherwise to assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute. The Arbitrator or Arbitration Panel is authorized to issue monetary sanctions against either Party if, upon a showing of good cause, such Party is unreasonably delaying the proceeding.

                (i) Any award rendered by the Arbitrator or Arbitration Panel will be final, conclusive and binding upon the Parties and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

                (j) Each Party will bear a pro rata share of all fees, costs and expenses of the Arbitrators, and notwithstanding any law to the contrary, each Party will bear all the fees, costs and expenses of its own attorneys, experts and witnesses; provided, however, that in connection with any judicial proceeding to compel arbitration pursuant to this Agreement or to confirm, vacate or enforce any award rendered by the Arbitrator or Arbitration Panel, the prevailing Party in such a proceeding shall be entitled to recover reasonable attorney's fees and expenses incurred in connection with such proceedings, in addition to any other relief to which it may be entitled.

     24. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

     25. Assignment. Any assignment by either Party of that Party's rights and/or obligations pursuant to the Agreement shall be subject to the prior written consent of the other Party to this Agreement. In addition, and notwithstanding the foregoing, (i) FUSA may, without prior written consent, assign this Agreement and any of FUSA's rights and obligations, to any other federally regulated financial institution upon the condition that the assignee shall assume, either expressly or by operation of law, all of FUSA's obligations hereunder, upon the delivery of prior written notice thereof to Company; (ii) FUSA may, without prior notice or consent, assign its obligations regarding marketing and card acquisition to First Credit Card Services, USA LLC and (iii) Company, without prior written notice or consent, may assign its rights to receive Fees and Royalties pursuant to this Agreement to a commercial lending institution which provides a credit facility to Company as collateral security for such credit facility.

     26. Force Majeure. In the event that either Party fails to perform its obligations under this Agreement in whole or in part as a consequence of acts of God, fire, explosion, public utility failure, accident, floods, embargoes, war. nuclear disaster or riot, such failure to perform shall not be considered a breach of this Agreement during the period of such disability. In the event of any "Force Majeure" occurrence as set forth in this Section 26, Party shall use its best efforts to meet its obligations under this Agreement. The disabled Party shall promptly and in writing advise the other Party, if it is unable to perform due to a Force Majeure occurrence, the expected duration of such inability to perform and of any developments (or changes therein) that appear likely to affect the ability of that Party to perform any of its obligations hereunder in whole or in part.

     27. Approvals. All approvals required by this Agreement shall not be unreasonably withheld or delaved. Unless the urgency of a situation and good faith requires a lesser time period for response, all such approvals shall be granted or denied, in writing, within ten (10) business days of the date a request for an approval is deemed received by a Party under Paragraph 17 of this Agreement.

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

                         coolsavings.com inc.


                         By: /s/ Steven M. Golden
                        ------------------------------------
                         (type/print name & title below line)

                         Chairman/CEO

                         FIRST USA BANK, N.A

                         By: /s/ Kurt Campisano
                            --------------------------------------------
                                 Kurt Campisano, Senior Vice President